Exhibit 99.1

Foresight Energy LP Reports Full-Year and Fourth Quarter 2019 Results

ST.  LOUIS, Missouri — (BUSINESS WIRE) — April 6, 2020 — Foresight Energy LP (“Foresight” or the “Partnership”) (OTC Pink: FELPQ) today reported financial and operating results for the fourth quarter and year ended December 31, 2019.  Foresight generated fiscal year coal sales revenues of $834 million on sales volumes of 19.7 million tons, resulting in a net loss of $320 million, and Adjusted EBITDA of $185 million. Foresight mines safely and efficiently produced nearly 19.9 million tons during the year.

In March 2020, Foresight resumed longwall mining production at its Hillsboro complex and idled continuous mining production at its Macoupin complex.

Filing Under Chapter 11 of the United States Bankruptcy Code

On March 10, 2020, Foresight filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code (the “Foresight Chapter 11 Cases”) in the United States Bankruptcy Court for the Eastern District of Missouri (the “Bankruptcy Court”). For additional information on the Foresight Chapter 11 Cases, refer to Foresight’s amended Current Reports on Form 8-K filed with the Securities and Exchange Commission on March 10, 2020.

Consolidated Financial Results

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Coal sales totaled $834.4 million for 2019 compared to $1.097 billion for 2018, representing a decrease of nearly $263.0 million, or 24%.  The decrease in coal sales revenue from the prior year was due to lower coal sales volumes combined with lower coal sales realization per ton sold.  Coal sales volumes for the current year were lower as compared to the prior year due primarily to lower sales volumes placed into the export market.  Declining API2 pricing on export volumes resulted in lower overall coal sales realizations.

Cost of coal produced was $468.7 million for 2019 compared to nearly $527.0 million for 2018.  The decrease in cost of coal produced from the prior year was due to an overall decrease in produced tons sold, offset by a higher cash cost per ton sold.  The increase in cash cost per ton sold resulted primarily from reduced production at our Williamson complex during the fourth quarter in response to challenging export market conditions.

Transportation costs decreased $52.5 million as compared to the year ended December 31, 2018 due to a decrease in produced tons sold and a larger percentage of our sales going to the export market during the prior year, which have higher associated transportation and transloading costs.  These decreases were slightly offset by additional transloading-related costs in the current year due to high river levels at the export facilities near New Orleans.

The decrease in selling, general and administrative expense for the year ended December 31, 2019 as compared to the year ended December 31, 2018 was primarily due to decreased sales and marketing expenses resulting from lower export sales volumes and legal expenses incurred in the prior year associated with the Hillsboro and Macoupin litigation matters settled in October of 2018.

During the year ended December 31, 2019, we recognized an aggregate impairment charge of $143.6 million related to certain long-lived assets and mineral reserves associated with our Macoupin complex.  During the year ended December 31, 2018, we recognized an aggregate impairment charge of $110.7 million related to certain long-lived assets and mineral reserves associated with our Hillsboro complex.

During the year ended December 31, 2019, we recorded a reserve of $60.4 million on our financing receivables as a result of uncertainty in collection due to the Chapter 11 bankruptcy filing of Murray Energy Corporation.

In 2019, other operating (income) expense, net consisted primarily of $25.4 million in payments from insurance companies related to the final settlement of claims associated with the Hillsboro combustion event.  In 2018, other operating (income) expense, net consisted of $43.0 million in payments from insurance companies offset by $25.0 million for the settlement of litigation related to the Hillsboro and Macoupin matters.

Interest expense, net for the current year was comparable to the prior year primarily as a result of lower overall outstanding principal balances on our long-term debt and longwall financing arrangements, offset by additional outstanding borrowings on our revolving credit facility.

The $7.7 million of debt restructuring costs consist of legal and financial advisor fees related to our debt restructuring efforts and the Foresight Chapter 11 Cases.  We expect debt restructuring costs to continue to be substantial until such time that these issues are remediated, if at all.

Adjusted EBITDA was $185.0 million for 2019 compared to $313.6 million for 2018. The decrease in Adjusted EBITDA was due primarily to the overall decreased sales volumes and lower coal sales realization per ton in the current year.

During 2019, Foresight generated $74.8 million in cash flows from operations, had capital expenditures totaling $90.7 million, and had cash provided from financing activities of $46.1 million, consisting of additional borrowings on the Partnership’s revolving credit facility offset by the regularly scheduled final installments on the Partnership’s longwall financing arrangements and finance lease obligations.

Three Months Ended December 31, 2019 Compared to Three Months Ended December 31, 2018

Coal sales were $161.1 million for the three months ended December 31, 2019 compared to $297.0 million for the three months ended December 31, 2018. The decrease in coal sales revenue from the prior period was due decreased coal sales volumes combined with lower coal sales realization per ton sold.  Coal sales volumes for the fourth quarter 2019 were lower as compared to the fourth quarter 2018 due primarily to lower sales volumes placed into the export market.  Declining API2 pricing on export volumes resulted in lower overall coal sales realizations.

Cost of coal produced for the three months ended December 31, 2019 was $118.8 million compared to $135.8 million for the three months ended December 31, 2018. The decrease in cost of coal produced resulted from an overall decrease in produced tons sold during the fourth quarter 2019, offset by a higher cash cost per ton sold.  The increase in cash cost per ton sold resulted primarily from reduced production at the Williamson complex during the fourth quarter 2019 in response to challenging export market conditions.

Guidance for 2020

Based on the Foresight Chapter 11 Cases and the uncertainty, social and economic, surrounding the domestic and global impact the coronavirus disease (COVID – 19) pandemic will have on our coal markets, the Partnership is not providing guidance for 2020 at this time.

Cautionary Statement Regarding Forward-Looking Statements

This press release, and certain oral statements made by our representatives from time to time, may contain “forward-looking” statements within the meaning of the federal securities laws.  The words “propose,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “outlook,” “estimate,” “potential,” “continues,” “may,” “will,” “seek,” “approximately,” “predict,” “anticipate,” “should,” “would,” “could” or other similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Forward-looking statements also include statements about our liquidity, our capital structure and expected results of operations.  These forward-looking statements are based on our current expectations and beliefs concerning future developments and their potential effect on us. While management believes that these forward-looking statements are reasonable as and when made, there can be no assurance that the future developments affecting us will be those that we anticipate.

We continue to experience substantial financial, business, operational and reputational risks that threaten our ability to continue as a going concern and could materially affect our present expectations and projections. For additional information regarding known material factors that could cause our actual results to differ from those contained in or implied by forward-looking statements, please see the section entitled “Risk Factors” in the Partnership’s: (i) Annual Report on Form 10-K for the year ended December 31, 2018, filed with the Securities and Exchange Commission on February 27, 2019, (ii) subsequently filed Quarterly Reports on Form 10-Q, and (iii) subsequently filed Current Reports on Form 8-K.

You are cautioned not to place undue reliance on forward-looking statements, which are made only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

Adjusted EBITDA is a non-GAAP supplemental financial measure that management and external users of the Partnership’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies, may use to assess:

•	the Partnership’s operating performance as compared to other publicly traded partnerships, without regard to historical cost basis or, in the case of Adjusted EBITDA, financing methods;
•	the Partnership’s ability to incur and service debt and fund capital expenditures; and
•	the viability of acquisitions and other capital expenditure projects and the returns on investment of various expansion and growth opportunities.

The Partnership defines Adjusted EBITDA as net income (loss) before interest, income taxes, depreciation, depletion, amortization and accretion.  Adjusted EBITDA is also adjusted for equity-based compensation, losses/gains on commodity derivative contracts, settlements of derivative contracts, contract amortization and write-off, a change in the fair value of the warrant liability and material nonrecurring or other items, which may not reflect the trend of future results.  As it relates to commodity derivative contracts, the Adjusted EBITDA calculation removes the total impact of derivative gains/losses on net income (loss) during the period and then adds/deducts to Adjusted EBITDA the amount of aggregate settlements during the period. Adjusted EBITDA also includes any insurance recoveries received, regardless of whether they relate to the recovery of mitigation costs, the receipt of business interruption proceeds, or the recovery of losses on machinery and equipment.

The Partnership believes the presentation of Adjusted EBITDA provides useful information to investors in assessing the Partnership’s financial condition and results of operations.  Adjusted EBITDA should not be considered an alternative to net (loss) income, operating income, cash flow from operations, or any other measure of financial performance presented in accordance with U.S. GAAP, nor should Adjusted EBITDA be considered an alternative to operating surplus, adjusted operating surplus or other definitions in the Partnership’s partnership agreement.  Adjusted EBITDA has important limitations as an analytical tool because it excludes some, but not all, of the items that affects net (loss) income.  Additionally, because Adjusted EBITDA may be defined differently by other companies in the industry, and the Partnership’s definition of Adjusted EBITDA may not be comparable to similarly titled measures of other companies, the utility of such a measure is diminished.  For a reconciliation of Adjusted EBITDA to net (loss) income, please see the table below.

About Foresight Energy LP

Foresight Energy is a leading producer and marketer of thermal coal controlling nearly 2.1 billion tons of coal reserves in the Illinois Basin. Foresight Energy operates three longwall mining complexes with four longwall mining systems (Williamson (one longwall mining system), Sugar Camp (two longwall mining systems), and Hillsboro (one longwall mining system), which has fully resumed longwall mining operations in March 2020), and the Sitran river terminal on the Ohio River. With the resumption of longwall mining at Hillsboro, Foresight Energy has temporarily idled continuous miner production at its Macoupin complex. Foresight Energy’s operations are strategically located near multiple rail and river transportation access points, providing transportation cost certainty and flexibility to direct shipments to the domestic and international markets.

Contact

Cody E. Nett

Corporate Secretary

740-338-3100

Investor.relations@foresight.com

Cody.Nett@coalsource.com

Foresight Energy LP

Unaudited Consolidated Balance Sheets

(In Thousands)

	December 31,	December 31,
	2019	2018
Assets
Current assets:
Cash and cash equivalents	$33,905	$269
Accounts receivable	19,241	32,248
Due from affiliates	23,131	49,613
Financing receivables - affiliate	297	3,392
Inventories, net	58,784	56,524
Prepaid royalties	—	2,000
Deferred longwall costs	20,641	14,940
Other prepaid expenses and current assets	13,402	10,872
Contract-based intangibles	726	1,326
Total current assets	170,127	171,184
Property, plant, equipment, and development, net	1,923,625	2,148,569
Financing receivables - affiliate	—	60,705
Prepaid royalties	11,382	2,678
Other assets	13,985	4,311
Contract-based intangibles	—	726
Total assets	$2,119,119	$2,388,173
Liabilities and partners’ capital
Current liabilities:
Current portion of long-term debt and finance lease obligations	$1,317,302	$53,709
Current portion of sale-leaseback financing arrangements	12,190	6,629
Accrued interest	45,885	24,304
Accounts payable	109,909	99,735
Accrued expenses and other current liabilities	58,123	67,466
Asset retirement obligations	3,313	6,578
Due to affiliates	15,836	17,740
Contract-based intangibles	6,268	8,820
Total current liabilities	1,568,826	284,981
Long-term debt and finance lease obligations	—	1,194,394
Sale-leaseback financing arrangements	147,915	189,855
Asset retirement obligations	55,643	38,966
Other long-term liabilities	14,480	16,428
Contract-based intangibles	60,624	66,834
Total liabilities	1,847,488	1,791,458
Limited partners' capital:
Common unitholders (80,997 and 80,844 units outstanding as of December 31, 2019 and 2018, respectively)	197,586	377,880
Subordinated unitholders (64,955 units outstanding as of December 31, 2019 and 2018)	74,045	218,835
Total limited partners' capital	271,631	596,715
Total liabilities and partners' capital	$2,119,119	$2,388,173

Foresight Energy LP

Unaudited Consolidated Statement of Operations

(In Thousands, Except Per Unit Data)

	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018	Three Months Ended September 30, 2019	Year Ended December 31, 2019	Year Ended December 31, 2018
Revenues
Coal sales	$161,095	$297,000	$181,455	$834,375	$1,097,366
Other revenues	1,352	1,907	1,627	7,142	7,625
Total revenues	162,447	298,907	183,082	841,517	1,104,991

Costs and expenses
Cost of coal produced (excluding depreciation, depletion and amortization)	118,821	135,762	93,655	468,673	526,984
Cost of coal purchased	1,818	2,603	1,990	8,273	14,572
Transportation	34,773	63,336	34,106	177,503	230,052
Depreciation, depletion and amortization	50,330	53,128	43,850	183,972	212,640
Contract amortization and write-off	(1,880)	(9,782)	(2,034)	(7,436)	(86,481)
Accretion and changes in estimates on asset retirement obligations	552	(10,364)	551	2,206	(8,516)
Selling, general and administrative	6,462	10,794	6,724	29,841	39,568
Long-lived asset impairments	143,587	—	—	143,587	110,689
Reserve on financing receivables - affiliate	60,408	—	—	60,408	—
Other operating (income) expense, net	(27,410)	(258)	(55)	(27,626)	(19,040)
Operating (loss) income	(225,014)	53,688	4,295	(197,884)	84,523
Other expenses
Interest expense, net	30,819	31,049	31,723	124,526	122,676
Interest (benefit) expense, net - sale-leaseback financing arrangements	(26,517)	5,760	5,502	(9,671)	23,460
Debt restructuring costs	6,533	—	1,176	7,709	—
Net (loss) income	$(235,849)	$16,879	$(34,106)	$(320,448)	$(61,613)

Net (loss) income available to limited partner units - basic and diluted:
Common unitholders	$(130,886)	$11,394	$(18,923)	$(175,658)	$(25,783)
Subordinated unitholders	$(104,963)	$5,485	$(15,183)	$(144,790)	$(35,830)

Net (loss) income per limited partner unit - basic:
Common unitholders	$(1.62)	$0.14	$(0.23)	$(2.17)	$(0.32)
Subordinated unitholders	$(1.62)	$0.08	$(0.23)	$(2.23)	$(0.55)

Net (loss) income per limited partner unit - diluted:
Common unitholders	$(1.62)	$0.14	$(0.23)	$(2.17)	$(0.32)
Subordinated unitholders	$(1.62)	$0.08	$(0.23)	$(2.23)	$(0.55)

Weighted average limited partner units outstanding - basic:
Common units	80,997	80,844	80,959	80,953	80,016
Subordinated units	64,955	64,955	64,955	64,955	64,955

Weighted average limited partner units outstanding - diluted:
Common units	80,997	81,650	90,959	80,016	80,016
Subordinated units	64,955	64,955	64,955	64,955	64,955

Distributions declared per limited partner unit	$—	$0.0565	$—	$0.0600	$0.2260

Foresight Energy LP

Unaudited Consolidated Statements of Cash Flows

(In Thousands)

	Year Ended December 31, 2019	Year Ended December 31, 2018
Cash flows from operating activities
Net loss	$(320,448)	$(61,613)
Adjustments to reconcile net loss to net cash provided by operating activities:
Depreciation, depletion and amortization	183,972	212,640
Amortization of debt issuance costs, debt discount, and change in sale-leaseback assumptions	(23,742)	2,716
Contract amortization and write-off	(7,436)	(86,481)
Accretion and changes in estimates on asset retirement obligations	2,206	(8,516)
Equity-based compensation	162	729
Insurance proceeds included in investing activities	—	(42,947)
Long-lived asset impairments	143,587	110,689
Reserve on financing receivables - affiliate	60,408	—
Changes in operating assets and liabilities:
Accounts receivable	13,007	2,910
Due from/to affiliates, net	24,578	(6,565)
Inventories	(287)	(13,712)
Prepaid expenses and other assets	(12,339)	974
Prepaid royalties	(6,704)	572
Accounts payable	10,174	23,077
Accrued interest	21,581	10,894
Accrued expenses and other current liabilities	(11,906)	(12,276)
Other	(1,966)	276
Net cash provided by operating activities	74,847	133,367
Cash flows from investing activities
Investment in property, plant, equipment and development	(90,684)	(84,147)
Insurance proceeds included in investing activities	—	42,947
Return of investment on financing arrangements with Murray Energy (affiliate)	3,392	3,138
Net cash used in investing activities	(87,292)	(38,062)
Cash flows from financing activities
Borrowings under revolving credit facility	136,000	61,000
Payments on revolving credit facility	(16,000)	(24,000)
Payments on long-term debt and finance lease obligations	(53,359)	(106,146)
Distributions paid	(4,856)	(18,142)
Payments on sale-leaseback and short-term financing arrangements	(15,704)	(9,927)
Net cash provided by (used in) financing activities	46,081	(97,215)
Net increase (decrease) in cash, cash equivalents, and restricted cash	33,636	(1,910)
Cash, cash equivalents, and restricted cash, beginning of period	269	2,179
Cash, cash equivalents, and restricted cash, end of period	$33,905	$269

Reconciliation of U.S. GAAP Net Loss Attributable to Controlling Interests to Adjusted EBITDA (In Thousands)

	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018	Three Months Ended September 30, 2019	Year Ended December 31, 2019	Year Ended December 31, 2018

Net income (loss)	$(235,849)	$16,879	$(34,106)	$(320,448)	$(61,613)
Interest expense, net	30,819	31,049	31,723	124,526	122,676
Interest (benefit) expense, net - sale-leaseback financing arrangements	(26,517)	5,760	5,502	(9,671)	23,460
Depreciation, depletion and amortization	50,330	53,128	43,850	183,972	212,640
Accretion and changes in estimates on asset retirement obligations	552	(10,364)	551	2,206	(8,516)
Contract amortization and write-off	(1,880)	(9,782)	(2,034)	(7,436)	(86,481)
Equity-based compensation	(538)	199	233	162	729
Long-lived asset impairments	143,587	—	—	143,587	110,689
Reserve on financing receivables - affiliate	60,408	—	—	60,408	—
Debt restructuring costs	6,533	—	1,176	7,709	—
Adjusted EBITDA	$27,445	$86,869	$46,895	$185,015	$313,584

Operating Metrics (In Thousands, Except Per Ton Data)

	Three Months Ended December 31, 2019	Three Months Ended December 31, 2018	Three Months Ended September 30, 2019	Year Ended December 31, 2019	Year Ended December 31, 2018

Produced tons sold	4,332	6,087	4,632	19,570	23,065
Purchased tons sold	38	58	42	175	330
Total tons sold	4,370	6,145	4,674	19,745	23,395

Tons produced	3,477	6,061	4,968	19,926	23,313

Coal sales realization per ton sold(1)	$36.86	$48.33	$38.82	$42.26	$46.91
Cash cost per ton sold(2)	$27.43	$22.30	$20.22	$23.95	$22.85
Netback to mine realization per ton sold(3)	$28.91	$38.03	$31.53	$33.27	$37.07

(1) - Coal sales realization per ton sold is defined as coal sales divided by total tons sold.
(2) - Cash cost per ton sold is defined as cost of coal produced (excluding depreciation, depletion and amortization) divided by produced tons sold.
(3) - Netback to mine realization per ton sold is defined as coal sales less transportation expense divided by tons sold.